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ATMEL CORPORATION

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The following press release was issued by Atmel Corporation on March 28, 2007.
®

N E W S            R E L E A S E

ATMEL ANNOUNCES CORPORATE GOVERNANCE ENHANCEMENTS
SAN JOSE, CA, March 28, 2007 . . . Atmel® Corporation (NASDAQ: ATML) announced enhancements to the Company’s corporate governance, as unanimously approved by Atmel’s Board of Directors on March 23, 2007 and disclosed in the Company’s preliminary proxy statement recently filed with the Securities and Exchange Commission.
“These enhancements reflect our ongoing commitment to best practices in corporate governance,” said Steven Laub, Atmel’s President and CEO. “We recognize that strong governance and strategic execution drive stockholder value creation. Atmel’s Board and new leadership team have been proactive in this regard, and we intend to maintain this record going forward.”
The governance enhancements unanimously approved by Atmel’s Board of Directors include:
•	Implementation of a majority voting standard for uncontested director elections. The Company’s Board of Directors has amended Atmel’s bylaws to provide for a majority voting standard for the election of directors in uncontested elections. Under the new standard, each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast, and any incumbent director nominee not so elected will be required to submit his or her resignation to the Board of Directors. The Board’s Corporate Governance and Nominating Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board is required to act on the tendered resignation, taking into account the Committee’s recommendation, and to publicly disclose its decision and rationale within 90 days from the date of certification of the election results. As the new standard applies only to uncontested elections, it will have no effect upon the May special meeting or the July annual meeting, if contested;

•	Adoption of formal corporate governance guidelines. These guidelines will be available shortly on the Company’s website at http://www.atmel.com/ir/governance.asp and reflect the Board’s commitment to strong corporate governance principles;
•	Establishing a requirement that a director offers to resign upon a material change in his or her employment. This requirement provides the Board with the opportunity to consider whether the director’s continued service on the Board is in the stockholders’ best interests; and
•	Establishing a limit on the number of public company boards on which directors may serve. This will help ensure that Atmel’s directors are able to commit the time required for effective Board service.
These enhancements complement Atmel’s existing strong governance policies and practices, which are designed to promote stockholder value and include:
•	All Atmel directors are elected annually. The Company does not have a classified Board with staggered terms;
•	The roles of Chairman and CEO were separated following the termination for cause of George Perlegos, Atmel’s former Chairman and CEO. Atmel’s current Chairman, David Sugishita, is an independent outside director;
•	The Board of Directors is comprised of a majority of independent directors who have no affiliation with Atmel;
•	Atmel’s Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee are comprised solely of independent directors;
•	A simple majority vote of the outstanding shares entitled to vote thereon is required to approve a merger or an amendment to Atmel’s certificate of incorporation following approval by the Board of Directors; and
•	Atmel has opted out of Section 203 of the General Corporation Law of the State of Delaware, which is a provision that could deter a third party from seeking to acquire Atmel.
On March 23, 2007, Atmel’s Board of Directors also eliminated the Board vacancies created by the resignations of George Perlegos and Gust Perlegos from Atmel’s Board following their termination for cause. As a result, the authorized size of Atmel’s Board under the Company’s bylaws has been changed from eight directors to six.

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are(R).
Additional Information
Atmel has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the special meeting with the Securities and Exchange Commission, and will also be filing a definitive proxy statement concerning its annual meeting. Its stockholders are urged to read the definitive proxy statements when they become available, because they will contain important information. Stockholders may obtain, free of charge, copies of the definitive proxy statements (when they are available) and other documents filed by Atmel with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Atmel will be available free of charge from Atmel. Atmel and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Atmel against the proposed removal of Atmel’s directors.
Information concerning the participants is set forth in the preliminary proxy statement filed with the Securities and Exchange Commission.
Investor Contact
Robert Pursel
Director of Investor Relations
408-487-2677
Media Contact
Jennifer Schaefer / Mike Cuneo
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
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